                                                                    EXHIBIT 12.1

                       FREEPORT-MCMORAN COPPER & GOLD INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

      Freeport-McMoRan's ratio of earnings to fixed charges was as follows for the years presented.

                                                   YEARS ENDED DECEMBER 31,
                                                   ------------------------
                                              2006    2005   2004   2003   2002
                                              ----    ----   ----   ----   ----
Ratio of earnings to fixed charges ........   32.8x   15.7x   4.7x   3.9x   3.4x
Ratio of earnings to fixed charges and
   preferred stock dividends ..............   14.2x   8.1x    2.8x   3.0x   2.5x

      For the ratio of earnings to fixed charges calculation, earnings consist of pre-tax income from continuing operations before minority interests in consolidated subsidiaries, income or loss from equity investees and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest. For the ratio of earnings to fixed charges and preferred stock dividends calculation, we assumed that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements. We computed those pre-tax earnings using actual tax rates for each year.

                                     II-10